U.S. SECURITIES AND EXCHANGE COMMISSION
	                         Washington, D.C. 20549

	                                 FORM 3
	          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange act of 1934,
Section 17(a) of the Public Utility Holding Company act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
     Landau       Ralph	     N.
     (Last)      (First)   (Middle)

   383 Route 46 West
       (Street)

   Fairfield     NJ      07004
    (City)     (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
    10/21/02

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker of Trading Symbol
    BRADLEY PHARMACEUTICALS, INC. (BPRX)

5. Relationship of Reporting Person to Issuer (Check all
applicable)
_____Director						_____10 % Owner
__X__Officer (give title below)			_____Other (specify below)

Vice Pres. - Manufacturing

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
__X__Form filed by One Reporting Person
_____Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr.4)
2. Amount of Securities Beneficially Owned (Instr.4)
3. Ownership Form: Direct (D) or Indirect (I) (Instr.5)
4. Nature of Indirect Beneficial Ownership (Instr.5)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   (Print or Type Responses)

FORM 3 (continued)

Table II - Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr.4)
2. Date Exercisable and Expiration Date (Month/Day/Year)
3. Title and Amount of Securities Underlying Derivative Security
   (Instr. 4)
4. Conversion or Exercise Price of Derivative Security
5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr.5)
6. Nature of Indirect Beneficial Ownership (Instr.5)

Explanation of Responses:
Note: 401(k) Match subject to a vesting schedule of 20% for each completed year of service

/s/Ralph N. Landau 				                  November 14, 2002

---------------------------		                  	---------------
**Signature of Reporting Person		                  Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
SEC 1474 (3/91)